Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-4 of American National Bankshares Inc. of our report, dated February 25, 2005, relating to the consolidated balance sheets of American National Bankshares Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002. We also consent to the reference made to us under the caption “Experts” in the Proxy Statement/Prospectus constituting a part of this Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

January 11, 2006